EXHIBIT 99.1

September 21, 2009 1 p.m. Pacific Time

Company Press Release

SOURCE:         Cowlitz Bancorporation
CONTACTS:    Richard J. Fitzpatrick, Chief Executive Officer
                           Gerald L. Brickey, Chief Financial Officer
                           (360) 423-9800

LONGVIEW, Wash., September 21, 2009/PRNewswire/ --

COWLITZ BANCORPORATION RECEIVES NASDAQ NOTICE

Cowlitz Bancorporation (NASDAQ: CWLZ) (the “Company”) today announced that the Company received a letter from the Nasdaq Stock Market (“Nasdaq”) on September 15, 2009 providing notice that, for the last 30 consecutive trading days, the Company’s common stock had not maintained a minimum market value of publicly held shares (“MVPHS”) of $5 million as required for continued listing on the Nasdaq Global Market by Nasdaq Listing Rule 5450(b)(1)(C). For Nasdaq purposes, MVPHS is the market value of the Company’s total shares outstanding, less any shares held directly or indirectly by officers, directors or beneficial owners of more than 10% of the total shares outstanding. Such notice has no effect on the listing of the Company’s securities at this time.

Nasdaq’s letter advises the Company that, in accordance with Nasdaq Listing Rule 5810(c)(3)(D), Nasdaq will provide the Company 90 calendar days from September 15, 2009, or until December 14, 2009, to regain compliance with its listing rules. If, at any time before December 14, 2009, the Company’s MVPHS is at least $5 million for a minimum of 10 consecutive trading days, Nasdaq staff will provide written notice that the Company has regained compliance with Nasdaq Listing Rule 5450(b)(1)(C), and the Company’s shares will continue to trade on the Nasdaq Global Market.

No guarantee exists that the Company will be able to regain compliance to this listing rule.  As it is unlikely the Company will meet the $5 million minimum market value threshold for continued listing on the Nasdac Global Market, the Company intends to apply to transfer its securities to the Nasdaq Capital Market.  The Company believes it is able to satisfy the requirements for inclusion in that market.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” “hopeful,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements. Do not unduly rely on forward-looking statements. They give the Company’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition. We make forward-looking statements regarding future actions of Nasdaq and the future listing of the Company’s securities.